Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-62883) pertaining to the 1998 Employee Stock Purchase Plan of Scientific-Atlanta, Inc. of our report dated May 30, 2003, with respect to the financial statements of the Scientific-Atlanta, Inc. 1998 Employee Stock Purchase Plan included in this Annual Report (Form 11-K) for the year ended March 31, 2003.

/s/    ERNST & YOUNG LLP

June 23, 2003